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                                                                   EXHIBIT 10.35


                         SEVERANCE AND RELEASE AGREEMENT

         This Severance Agreement (the "Agreement") by and between MTI Technology Corporation ("MTI" or "the Company") and Dale Boyd ("Boyd") documents the terms and conditions of Boyd's termination from the Company, effective July 10, 2000 (the "Effective Date").

                                    RECITALS

                  On or about February 6, 1995, Boyd commenced employment with MTI as the Company's Corporate Controller and is currently the Company's Chief Financial Officer.

                  On or about July 7, 2000, MTI and Boyd mutually agreed to terminate Boyd's employment, effective July 10, 2000. MTI does not have a uniform policy or practice of granting particular severance benefits to its employees or executives. However, MTI offered to pay to Boyd only those severance benefits described in the paragraphs that follow in exchange for Boyd's release of all claims against the Company. Boyd accepted this offer.

                  NOW, THEREFORE, in consideration of the recitals listed above, and the mutual promises contained in this Agreement, Boyd and the Company agree, covenant, and represent as follows:

                                    AGREEMENT

         1.       The Parties' Responsibilities

                  a. Within 24 (twenty-four) hours after the execution of this Agreement by Boyd, MTI shall pay to Boyd a one-time lump sum payment equivalent to (i) one year of his current base salary and (ii) one years' car allowance of $1,200 per month, (collectively, the "Severance Payment"). The gross total amount of the Severance Payment is $274,400. MTI shall withhold from the Severance Payment all applicable payroll taxes, including federal and state income taxes, as well as other authorized deductions.

                  b. Upon the execution of this Agreement by both parties, MTI shall also pay to Boyd (i) all accrued but unpaid salary as of July 10, 2000, in the amount of $12,200 and (ii) all unused vacation pay accrued up to and including July 10, 2000 in the amount of $19,390.00 (collectively, the "Supplemental Payment"). The gross total amount of the Supplemental Payment is $31,590.00 MTI shall withhold from the Supplemental Payment all applicable payroll taxes, including federal and state income taxes, as well as other authorized deductions.

                  c. Effective July 10, 2000, MTI and Boyd agree that Boyd shall be retained by MTI as a consultant pursuant to the terms and conditions of the Consulting Agreement attached as Exhibit "A" (the Consulting Agreement").


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                  d. Boyd acknowledges that, as of August 1, 2000, he may be eligible to obtain continuing coverage under MTI's group medical, vision and dental plans pursuant to the provisions of the Consolidated Omnibus Reconciliation Act and its implementing regulations ("COBRA"). MTI acknowledges and agrees that, from August 1, 2000 through August 31, 2001, MTI will pay the premium payment for any COBRA continuation coverage that Boyd elects to obtain. In no event shall MTI be liable for, or required to pay premiums for any COBRA continuation coverage Boyd may elect or be eligible to obtain after August 31, 2001. MTI further acknowledges and agrees that, from August 1, 2000 to August 31, 2001, MTI will reimburse Boyd for medical, vision, and dental expenses incurred by Boyd that are not covered by Boyd's COBRA continuation coverage but that would be covered under MTI's existent Executive Medical Plan.

                  e. Subject to the approval of MTI's Board of Director's Compensation Committee, MTI agrees that Boyd's Option Agreements granted pursuant to the MTI Technology Corporation 1992 and 1996 Stock Incentive Plans, as amended (the "Stock Incentive Plans"), shall continue and remain in full force and effect will continue to vest during the term of the Consulting Agreement. Boyd understands and agrees that his right to exercise these shares shall be in accordance with the terms and conditions of the Stock Incentive Plan.

                  f. Boyd and MTI agree, covenant and represent that Boyd shall not be eligible for, or entitled to, any benefits of employment other than those specifically identified in this Agreement.

                  g. Boyd agrees, covenants and represents that he shall cooperate with MTI in the orderly transfer of his responsibilities to other MTI employees. Boyd further agrees, covenants and represents that he shall cooperate in good faith with MTI in the defense of any action that has been or will be brought against MTI that arises out of, or relates in any way to his employment with MTI. MTI agrees, covenants and represents that it shall indemnify and hold Boyd harmless to the extent required by law for all that Boyd necessarily expends or loses in direct consequence of the discharge of his duties under this paragraph 1(g).

         2.       Release

                  a. In consideration of the promises specified in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Boyd, for himself and his heirs, assigns, executors, administrators, and agents, past and present (collectively, the "Boyd Affiliates"), hereby fully and without limitation releases, covenants not to sue, and forever discharges MTI and its respective subsidiaries, divisions, affiliated corporations, affiliated partnerships, parents, trustees, directors, officers, shareholders, partners, agents, employees, representatives, consultants, attorneys, heirs, assigns, executors and administrators, predecessors and successors, past


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and present (collectively, the "MTI Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity, suits, damages, losses, workers' compensation claims, attorneys' fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected ("Claims"), that Boyd or the Boyd Affiliates now have, or may ever have, against any of the MTI Releasees that arise out of, or are in any way relate to: (i) Boyd's employment by MTI or any of the other MTI Releasees; (ii) the termination of Boyd's employment by MTI or any of the other MTI Releasees; and (iii) any transactions, occurrences, acts or omissions by MTI or any of the other MTI Releasees occurring prior to the Effective Date of this Agreement.

                  b. Without limiting the generality of the foregoing, Boyd specifically and expressly releases any Claims occurring prior to the Effective Date of this Agreement arising out of or related to violations of any federal or state employment discrimination law, including the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as Claims arising out of or related to violations of the provisions of the California Labor Code; state and federal wage and hour laws; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.

                  c. Boyd agrees, covenants, and represents that he has not commenced, and that he shall never commence or pursue, a claim for workers' compensation benefits of any kind relating to or resulting from his employment with MTI or any of the other MTI Releasees. Boyd further agrees, covenants, and represents that, in the event that he has filed or does file a claim for workers' compensation benefits, MTI may, but is not required to, present this Agreement to the Workers' Compensation Appeals Board for approval as a compromise and release.

         3.       Warranties and Representations

                  Boyd acknowledges that he is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor."

                  Boyd hereby waives and relinquishes all rights and benefits which he may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect. Boyd represents and warrants that he has the authority to enter into this Agreement and to bind all persons and entities claiming through him.


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         4.       Confidentiality and Non-Disparagement

                  a. Boyd agrees, covenants and represents that the facts relating to the existence of this Agreement, the negotiations leading to the execution of this Agreement, the terms of this Agreement and the amounts of the Severance Payment and the Supplemental Payment shall be held in confidence, and shall not be disclosed, communicated or divulged, to any person other than those who must perform tasks to effectuate this Agreement, without first obtaining MTI's written consent to each disclosure.

                  b. Boyd further agrees, covenants and represents that he shall not take any action or make any comments that actually or potentially disparage, disrupt, damage, impair, or otherwise interfere with MTI's business interests or reputation.

         5.       Trade Secrets

                  Boyd acknowledges that he executed a Proprietary Information Agreement and that he shall continue to be bound by this Proprietary Information Agreement following the termination of his employment with MTI. A copy of the Proprietary Information Agreement is attached to this Agreement as Exhibit "B."

         6.       Non-Admission of Liability

                  Boyd agrees, covenants and represents that this Agreement shall not be treated as an admission of liability by MTI, at any time, for any purpose, and that this Agreement shall not be admissible in any proceeding between the parties except a proceeding relating to a breach of its provisions after execution, or a proceeding to obtain approval of this Agreement as a compromise and release as provided in Paragraph 2(c) of this Agreement.


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         7.       Older Worker's Benefit Protection Act.

                  This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the "OWBPA"). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Boyd acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Boyd hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Boyd; (b) the release provisions of this Agreement apply to any rights Boyd may have under the Age Discrimination in Employment Act ("ADEA"), including the rights to file a claim for age discrimination against the MTI Releasees with the Equal Employment Opportunity Commission, and to file a lawsuit against the MTI Releasees for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims Boyd may have under the ADEA that arise after the date he executes this Agreement; (d) MTI does not have a preexisting duty to pay Boyd the Severance Payment identified in paragraphs 1(a) of this Agreement; (e) Boyd has been advised to consult with an attorney prior to executing this Agreement; and (f) Boyd has a period of at least twenty-one days to review this Agreement prior to executing it and that Boyd has voluntarily chosen to execute this Agreement prior to the execution of this 21-day period; and (g) Boyd has a period of at least seven days after execution of this Agreement in which to revoke this Agreement and that this Agreement shall not become effective until expiration of this seven-day period (the "Effective Date").

         8.       Arbitration of Disputes

                  All disputes between Boyd (and his attorneys, successors, and assigns) and MTI (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Boyd's employment with, or the termination of his employment from, MTI ("Arbitrable Claims") including, without limitation, all disputes relating to the validity, interpretation, or enforcement of this Agreement, shall be resolved exclusively by arbitration in Orange County, California, by the Judicial Arbitration & Mediation Services, Inc. (the "JAMS"). Such arbitration shall be conducted in accordance with the then-existing arbitration rules of JAMS, with the cost of such arbitration to be borne equally by the parties. The parties to this Agreement, and all who claim thereunder, shall be (i) conclusively bound by the arbitrator's decision or award, which shall not be subject to appeal; and (ii) have the right to have any decision or award rendered in accordance with this provision entered as a judgment in a court in the State of California or any other court having jurisdiction. The arbitrator shall have the authority to award or grant legal, equitable, and declaratory relief. The parties hereby waive any rights they may have to trial by jury. The Federal Arbitration Act will govern the interpretation and enforcement of this Section pertaining to arbitration, unless it is found inapplicable in which case California law shall control.


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         9.       Successors and Assigns

                  This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of Boyd and MTI.

         10.      Ambiguities

                  This Agreement has been reviewed by the parties. The parties have had a full opportunity to negotiate the terms and conditions of this Agreement. Accordingly, the parties expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree, covenant, and represent that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

         11.      Choice of Law

                  This Agreement has been negotiated and executed in the State of California and is to be performed in Orange County, California. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement, without regard to California's conflict of laws rules.

         12.      Integration

                  This Agreement; the Consulting Agreement attached as Exhibit "A;" Boyd's Option Agreements with the Company; MTI's Stock Incentive Plans; and the Proprietary Information Agreement attached as Exhibit "B" constitute a single, integrated written contract expressing the entire agreement of the parties. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter hereof. This Agreement may not be orally modified. This Agreement may only be modified in a written instrument signed by all parties.

         13.      Severability

                  The parties to this Agreement agree, covenant and represent that each and every provision of this Agreement shall be deemed to be contractual, and that they shall not be treated as mere recitals at any time or for any purpose. Therefore, the parties further agree, covenant and represent that each and every provision of this Agreement shall be considered severable, except for the for the Release provisions of Sections 2 and 3 of this Agreement. If a court of competent jurisdiction finds the release provisions of Sections 2 or 3 of this Agreement to be unenforceable or invalid, then this Agreement shall become null and void, and the Severance Payment paid pursuant to paragraph 1 shall be returned to MTI within a reasonable period of time. If a court of competent jurisdiction finds any provision other than the release provisions of paragraph 2 or 3, or part thereof, to be invalid


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or unenforceable for any reason, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable.

         14.      Execution of Counterparts

                  This Agreement may be executed in counterparts, and if so executed and delivered, all of the counterparts together shall constitute one and the same Agreement.

         15.      Captions

                  The captions and section numbers in this Agreement are inserted for the readers' convenience, and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.

         16.      Miscellaneous Provisions

                  a. The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have and sign this Agreement with full knowledge of any such rights.

                  b. The parties acknowledge that no representations, statements or promises made by the other party, or by their respective agents or attorneys, have been relied on in entering into this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which consists of 7 pages, on the dates indicated below.


Dated:                                    DALE BOYD


                                          /s/
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Dated:                                    MTI TECHNOLOGY CORPORATION


                                          By: /s/
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